EXHIBIT 23.3

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                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 2, 1996, appearing in Cali Realty Corporation's Current Report on Form 8-K dated July 16, 1996, our report dated July 25, 1996, appearing in Cali Realty Corporation's Current Report on Form 8-K dated October 8, 1996, our reports dated October 15, 1996 and October 17, 1996, appearing in Cali Realty Corporation's Current Report on Form 8-K dated October 29, 1996 and our report dated December 16, 1996, appearing in Cali Realty Corporation's Current Report on Form 8-K dated December 31, 1996.



/s/ Schonbraun, Safris, Sternlieb & Co., L.L.C.
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Schonbraun, Safris, Sternlieb & Co., L.L.C.

Roseland, New Jersey
January 14, 1997